NEWS

Cooper Tire & Rubber Company Reports Strong First Quarter 2014 Profit

--	First quarter net sales of $796 million
--	First quarter operating profit of $81 million or 10.2% of net sales; second-best first quarter profit result in company history
--	First quarter net income of $0.71 per share attributable to Cooper Tire & Rubber Company

FINDLAY, Ohio, May 2, 2014 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the first quarter of 2014. Net sales were $796 million, a decrease of $65 million compared with the same period a year ago. Operating profit for the quarter was $81 million, which is $16 million lower than the first quarter of 2013 and 10.2% of net sales. The company reported net income attributable to Cooper Tire & Rubber Company of $0.71 per share, or $45 million, in the first quarter. This compares with $56 million, or $0.87 per share, for the same period last year.

“Cooper is off to a strong start in 2014, which is our 100th year in the tire business,” said Chairman, Chief Executive Officer and President Roy Armes. “Our first quarter operating profit is the second-best for a first quarter in our company’s history, topped only by last year’s first quarter, when we set an all-time profit record,” he said. “We are pleased with the way our employees around the globe have remained focused on our goals as they continue to execute our strategic plan. Going forward, we will build on our successes and address the opportunities we have to further strengthen our business and deliver shareholder value across a wide range of economic and industry conditions.”

Factors impacting operating profit in the first quarter of 2014 included unfavorable pricing and mix of $96 million, which was partially offset by lower raw material costs of $67 million, manufacturing cost efficiencies of $11 million, higher unit volumes of $8 million and lower products liability costs of $2 million. Compared with the first quarter of 2013, selling, general and administrative costs were $5 million higher, and other operating costs increased $3 million, including distribution costs that were higher than a year ago.

Cooper ended the first quarter with a strong balance sheet, including $336 million in cash and cash equivalents, which was an increase of $64 million compared with March 31, 2013. Cash was down $62 million from December 31, 2013 consistent with typical seasonal patterns for working capital.

A summary presentation of information related to the quarter is posted on the company’s website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

North America Tire Operations

North America Tire Operations achieved net sales of $563 million during the first quarter, down 6% from first quarter 2013 net sales of $602 million. Unit shipments for the North American segment increased 5% compared with the same period a year ago, despite extremely limited shipments of Roadmaster™ truck and bus radial (TBR) tires, which did not begin reaching the market until late in the first quarter. Cooper’s total light vehicle tire shipments in the United States increased 7% during the quarter compared with Rubber Manufacturers Association (RMA) member shipments, which were up approximately 1%, and total industry shipments (including an estimate for non-RMA members), which increased 5%, as reported by the RMA.

The segment’s operating profit was $69 million for the first quarter, or 12.2% of net sales. This represents a decrease of $3 million compared with the first quarter of 2013. The lower operating profit reflects unfavorable pricing and mix of $70 million, which was offset by lower raw material costs of $50 million, higher unit volumes of $10 million, manufacturing cost efficiencies of $10 million, and lower products liability costs of $2 million. Selling, general and administrative costs were $1 million higher than the first quarter of 2013, and other costs were $4 million higher, including increased distribution costs.

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Cooper Q1 2014—2

International Tire Operations

International Tire Operations generated first quarter 2014 net sales of $310 million, a decrease of $31 million, or 9%, compared with the same period a year ago. Lower pricing and mix of $35 million and reduced unit volumes of $7 million were partially offset by favorable exchange effects of $11 million. Unit shipments for the International segment decreased 2% compared with the first quarter of 2013, with declines in both Asia and Europe. Lower sales volumes in Asia were driven by reduced passenger car tire and medium truck tire shipments, including intercompany shipments. The reduced shipments were largely attributable to the lingering effects of the earlier labor disruptions at our Cooper Chengshan (Shandong) Tire Company Ltd. (CCT) joint venture in Rongcheng, China. The decline in European sales volumes was primarily due to reduced sales of lower priced tires, driven in part by the end of an arrangement to sell an entry-level tire brand exclusively through a large retail chain.

The International segment achieved first quarter operating profit of $23 million, or 7.5% of net sales, compared with $30 million, or 8.8% of net sales, for the same period a year ago. The lower operating profit was primarily due to unfavorable pricing and mix of $30 million and lower unit volumes of $2 million, which were largely driven by the lingering effects of the earlier CCT labor disruptions. Partially offsetting these impacts were lower raw material costs of $22 million, manufacturing cost efficiencies of $2 million and lower selling, general and administrative costs of $1 million.

Outlook

Raw material prices declined about 4% from the fourth quarter of 2013 to the first quarter of 2014. Management anticipates that second quarter raw material prices will be roughly flat sequentially compared to the first quarter. The long-term raw material outlook is for prices to generally trend higher with periods of volatility. Capital expenditures for 2014 are expected to be between $165 million and $175 million.

“We have strong momentum moving into the second quarter,” said Armes. “It is expected that our TBR volumes in the United States will rebound as Roadmaster truck tire production resumed earlier this year at CCT. While we anticipate that global tire markets will remain highly competitive, and that underlying economic conditions will likely continue to vary widely across markets, our exciting line up of new products and demonstrated ability to execute our strategic plan makes us optimistic about the future,” Armes added. “We have successfully moved our business forward and believe Cooper is well positioned to meet or exceed industry unit volume growth rates in our largest markets this year.”

“Importantly, Cooper continues to move forward on the path to determine the long-term ownership of CCT per the process set forth in the agreement with our joint venture partner, as announced on January 31, 2014. Regardless of who owns CCT, China is and will remain an important part of Cooper’s long-term growth strategy. CCT and our wholly-owned Cooper Kunshan Tire (CKT) subsidiary are continuing to operate well and contribute to Cooper’s overall performance,” Armes concluded.

First Quarter 2014 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the first quarter of 2014 on a conference call for analysts and investors today at 11 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com or at http://www.media-server.com/m/p/9ad6qmqc. Within two hours following the conference call, the webcast will be archived and available for 30 days at these websites.

Cooper Investor Day Live Webcast May 15

Cooper will host an Investor Day event on May 15, 2014 in New York for invited analysts and investors. Presenters will include Chairman, Chief Executive Officer and President Roy Armes and Chief Financial Officer Brad Hughes, as well as other members of the company’s executive leadership team, who will review business operations, company financials and Cooper’s long-term strategic plan for growth.

A live audio webcast of Cooper Investor Day, with related presentation materials, will begin at 8:30 a.m. EDT and conclude at approximately 12:30 p.m. EDT. The webcast will be accessible to all interested parties at http://www.media-server.com/m/p/re7afy2h or via the Cooper investor relations website at http://coopertire.com/investors.aspx. An archive of the webcast will be available at both sites beginning approximately two hours after the conclusion of the live webcast and will be accessible for 30 days.

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Cooper Q1 2014—3

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the Apollo merger as well as products liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements; the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the Company, its joint ventures, including CCT, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	the ability to sustain operations at CCT, including obtaining financial and other operational data of CCT;
•	changes in the Company’s relationship with its joint-venture partners, or changes in the ownership structure of its joint ventures, including changes resulting from the previously announced agreement between the Company and the CCT joint-venture partner;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights;
•	inability to use deferred tax assets; and
•	the ultimate outcome of legal actions brought by the Company against wholly-owned subsidiaries of Apollo Tyres Ltd.

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Cooper Q1 2014—4

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended
	March 31
	2013	2014

Net sales	$861,681	$796,458
Cost of products sold	703,763	649,116
Gross profit	157,918	147,342

Selling, general and administrative	61,254	66,431
Operating profit	96,664	80,911

Interest expense	(7,101)	(7,118)
Interest income	296	513
Other income (expense)	595	(11)
Income before income taxes	90,454	74,295

Income tax expense	27,617	22,567

Net income	62,837	51,728

Net income attributable to noncontrolling shareholders' interests	6,757	6,294

Net income attributable to Cooper Tire & Rubber Company	$56,080	$45,434

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.89	$0.72

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.87	$0.71

Weighted average shares outstanding (000s):
Basic	63,226	63,399
Diluted	64,184	64,338
Depreciation and amortization	$32,121	$34,885
Capital expenditures	$49,347	$39,772

Segment information
Net sales
North American Tire	$602,274	$563,494
International Tire	341,031	309,946
Eliminations	(81,624)	(76,982)

Segment profit (loss)
North American Tire	$71,406	$68,629
International Tire	30,010	23,148
Eliminations	1,047	382
Unallocated corporate charges	(5,799)	(11,248)

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CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31
	2013	2014

Assets
Current assets:
Cash and cash equivalents	$272,172	$335,944
Notes receivable	41,641	78,628
Accounts receivable	477,536	461,648
Inventories	658,903	621,988
Other current assets	75,100	91,189
Total current assets	1,525,352	1,589,397

Net property, plant and equipment	941,262	974,883
Goodwill	18,851	18,851
Restricted cash	5,071	1,169
Deferred income tax assets	221,991	107,367
Intangibles and other assets	171,741	172,271
	$2,884,268	$2,863,938

Liabilities and Equity
Current liabilities:
Notes payable	$34,257	$25,001
Trade payables and accrued liabilities	593,160	589,571
Income taxes	39,101	15,348
Current portion of long-term debt	16,791	19,419
Total current liabilities	683,309	649,339

Long-term debt	334,798	327,755
Postretirement benefits other than pensions	292,771	239,337
Pension benefits	423,824	285,466
Other long-term liabilities	173,859	149,729
Deferred income tax liabilities	8,109	6,463
Redeemable noncontrolling shareholder interest	-	155,554
Total parent stockholders' equity	815,889	1,005,691
Noncontrolling shareholder interest in consolidated
subsidiary	151,709	44,604
	$2,884,268	$2,863,938

These interim statements are subject to year-end adjustments.